EXHIBIT 10.10
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (the “Agreement”) is entered into by and between Bovie Medical Corporation (the “Company”), having a place of business located at 5115 Ulmerton Road, Clearwater, Florida 33760-4004 and Jay D. Ewers (the “Executive”) with an address at 773 36th Street SE, Largo, Florida 33771.

IT IS HEREBY AGREED THAT:

1.Separation from Employment. Executive agrees that he shall continue to be employed by the Company until such time as (i) the Company hires a new Chief Financial Officer (“New CFO”) and (ii) Executive completes the transition of his duties to the New CFO, as determined in the discretion of the Company. The date on which Executive separates from employment with the Company following the completion of the obligations set forth in the prior sentence shall be referred to as the “Separation Date”. As of the Separation Date, Executive shall resign from all positions that he holds at the Company. By signing this Agreement, Executive acknowledges receipt of all wages, wage supplements and any and all other employment compensation and benefits due to him from the Company through and including the execution date of this Agreement.
2.Benefits. Executive’s health insurance, dental insurance and Health Reimbursement Arrangement (HRA) benefits currently paid for by the Company or authorized by Executive through benefit premium deductions for health and dental coverage will end on the last day of the month in which the Separation Date occurs. Except as provided herein, Executive’s right to any and all other Company benefits terminate on the Separation Date.
3.Separation Pay and Benefits. In consideration for (i) Executive’s execution, non-revocation of, and compliance with this Agreement and the Reaffirmation of Agreement attached as Addendum A (“Reaffirmation”), which Reaffirmation may not be signed until the Separation Date, including but not limited to the waiver and release of claims, and (ii) Executive’s ongoing compliance with the Restrictive Covenants contained in section 13 of Executive’s Amended and Restated Employment Agreement effective as of October 1, 2015 (“Employment Agreement”) and all other applicable provisions thereof, the Company will provide Executive with the following benefits to which he is not otherwise entitled absent his agreement to and execution (and non-revocation) of this Agreement (collectively, “Separation Benefits”):

a.
Severance pay in the total gross amount of Two Hundred Seventy One Thousand Dollars and Eight Cents ($271,000.08) (“Severance Pay”), which constitutes twelve (12) months of severance. The Severance Pay will be paid in twenty six (26) bi-weekly equal installments on the Company’s regular payroll dates, with the first such payment to be made on the first regular payroll date following the eighth (8th) day after the Company receives the signed Reaffirmation from Executive;

b.
If Executive elects continuation benefits under COBRA as of the Separation Date, the Company will pay the full expense of the COBRA coverage for a period of twelve (12) months from the Separation Date (“COBRA Benefits”). Thereafter, Executive may elect to continue Executive’s group medical and/or dental insurance coverage at his expense pursuant to the terms and conditions of the applicable plan(s) and COBRA continuation coverage requirements under applicable law. The Company will provide Executive with further information relating to Executive’s eligibility for COBRA coverage under separate cover.

c.	Payment of Executive’s 2018 Bonus in accordance with the terms and conditions of The 2018 Executive Compensation Plan.

d.	Indemnification in accordance with any applicable indemnification plan, program, or corporate governance document

e.
Monthly payments of one-twelfth (1/12th) of the gross amount of One Hundred Thirty Five Thousand Five Hundred Dollars and Four Cents ($135,500.04), which constitutes payment of Executive’s Target Bonus for 2019, to be paid over the 12-month period following the Separation Date in accordance with the applicable Executive Compensation Plan.

f.
All option grants shall be treated as fully vested in accordance with the terms of the applicable plan and award agreement(s) and shall remain exercisable for a period of twelve (12) months following the Separation Date.

g.	All payments to be made under this Agreement shall be less legally required federal, state and local and other authorized deductions.
Executive understands, acknowledges and agrees that the benefits received under this Agreement, including but not limited to the Separation Benefits, exceed what he is otherwise entitled to receive upon separation from employment absent his agreement to the terms of this Agreement, and that these benefits are in exchange for executing (and not revoking) this Agreement and the Reaffirmation and the release and waiver and restrictions contained therein, and for his ongoing compliance with this Agreement and the Restrictive Covenants and other applicable provisions in the Employment Agreement. Executive further acknowledges no entitlement to any additional payment or consideration not specifically referenced herein.
4.Company Property. No later than the Separation Date, Executive must return to the Company all originals and copies (both in paper and electronic form) of all Company documents and data and all Company property, including without limitation, personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and Confidential Information (as defined below), sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, business or marketing plans, reports, projections, and all other information or property held or used by Executive in connection with Executive’s employment with the Company.
5.General Release of Claims.
a. In exchange for the Separation Benefits and for other good and valuable consideration, receipt of which is hereby acknowledged, Executive, and Executive on behalf of Executive’s spouse, family, heirs, executors, representatives, trustees, agents, insurers, administrators, legal representatives, successors and assigns (collectively, “Releasors”), irrevocably and unconditionally fully and forever waives, releases and discharges the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective officers, directors, managers, employees, shareholders, trustees, partners, agents and affiliates, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, from the beginning of time to the date of Executive’s execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future, including but not limited to those arising out of, or in any way related to Executive’s hire, benefits, employment, termination or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, whether or not Executive has previously filed such a claim.
    b. Executive further agrees and acknowledges that Releasors are giving up any rights or claims which Releasors may have under numerous laws and regulations, including but not limited to, those regulating employment, whether on the federal, state, or local level, including, but not limited to, (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers’ Benefit Protection Act, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, the Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law,

the New York City Human Rights Law, any and all claims pursuant to any other state law, including but not limited to the Florida Civil Rights Act (Fla. Stat. §§ 760.01-760.11), Florida Whistleblower Protection Act (Fla. Stat. §§ 448.101-448.105), Florida Workers’ Compensation Retaliation provision (Fla. Stat. §§ 440.205), Florida Minimum Wage Act (Fla. Stat. §§ 448.110), Florida Wage Discrimination Law, Florida OSHA, Article X, Section 24 of the Florida Constitution (Fla. Const. art. X, § 24), Florida Fair Housing Act (Fla. Stat. §§ 760.20-760.37); and all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements from the beginning of time through the date of Executive’s execution of this Agreement.

c. Specific Release of ADEA Claims. In further consideration of the Separation Benefits provided to Executive in this Agreement, Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge Releasees from any and all claims, whether known or unknown, from the beginning of time to the date of Executive’s execution of this Agreement arising under the Older Workers’ Benefit Protection Act and the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, Executive hereby acknowledges and confirms that: (i) he has read this Agreement in its entirety and understands all of its terms; (ii) he has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) he knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) he is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) he was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired; (vi) he understands that he has seven (7) days from the date he signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to the Director of Human Resources at the Company at the address listed for the Company above by overnight delivery before the end of such seven-day period; (vii) he understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which he signs this Agreement; and (viii) in entering into this Agreement, Executive agrees and acknowledges that he is not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this Agreement.

    d. This release and wavier of claims shall not be construed to impair Executive’s right to enforce the terms of this Agreement.

e. This release and waiver of claims does not include any claim which, as a matter of law, cannot be released by private agreement. Nor does this release prohibit or bar Executive from providing truthful testimony in any legal proceeding or from cooperating with, or making truthful disclosures to, any local, state, or federal governmental agency, or filing a timely charge or complaint with the EEOC, or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, Executive agrees to release and waive Executive’s right (if any) to any monetary damages or other recovery as to such claims, including any claims brought on Executive’s behalf, either individually or as part of a collective action, by any governmental agency or other third party.

6.Representations and Warranties; Non-Filing of Claims.
a.    Executive represents and warrants that: (i) Executive has not filed any complaints, charges or claims for relief against any of the Releasees with any local, state or federal court, or any administrative or regulatory agency; (ii) Executive shall not seek nor be entitled to recover from any of the Releasees for any claim hereafter made directly or in directly by or on behalf of Executive; (iii) Executive is not a party to any proceedings currently pending before any federal, state or local court or agency asserting any claims against any of the Releasees; and (iv) Executive is not in possession of and has disclosed all information known to Executive concerning any wrongful conduct by any of the Releasees, including but not limited to any violation of any federal, state or local law or regulation, and any breach of contract.
b.    Executive hereby reaffirms and acknowledges (i) the terms of, and his obligations under, the Employment Agreement, including but not limited to section 13 thereof, and (ii) that he has been paid and/or has received all compensation, wages, wage supplements, bonuses, commissions and all other benefits to which Executive may be due for any reason from the Company, except as provided in this Agreement. Executive furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.
7.Transition Services. In addition to the Separation Benefits, provided that Executive provides the requested Transition Services to the Company as set forth in this paragraph 7, Executive shall also be entitled to payment in the total gross amount of Two Hundred Three Thousand Two Hundred Fifty Dollars and Six Cents ($203,250.06), less legally required federal, state and local and other authorized deductions (“Transition Services Payments”). The Transition Services Payments

shall be paid in twenty six (26) bi-weekly equal installments on the Company’s regular payroll dates, with the first such payment to be made on the first regular payroll date following the Separation Date. For purposes of this paragraph, Transition Services shall mean that for a reasonable period of time to be determined in the discretion of the Company, (i) Executive shall continue to be employed by the Company and perform his regular duties during the Company’s search for a new CFO, and (ii) following the Company’s hiring of a replacement, Executive shall continue his employment and assist the Company in connection with the transition of his responsibilities and with all other reasonable requests for assistance, including but not limited to providing information relating to projects, assignments or functions about which Executive possesses knowledge as a result of his employment with the Company.
8.Cooperation. Executive also agrees to fully cooperate with all reasonable requests from the Company or its attorneys for information or assistance in any lawsuit or investigation involving the Company, including attending meetings and sharing any relevant information. Executive also agrees to appear, if required, for any hearing, deposition, trial, or other court ordered appearance. Executive further agrees that upon receipt of any subpoena relating in any way to the Company, and/or receipt of any contact from a government agent or agency relating in any way to the Company, Executive will immediately notify the Chief Executive Officer, and will fax, email or hand deliver a copy of the subpoena and any other documents within twenty-four (24) hours of service upon Executive and in any event prior to responding, testifying or providing documents or information in response to the subpoena and/or documents unless prohibited by law.
9.Confidentiality of Agreement. Executive understands and agrees that he will not talk about, discuss or communicate with anyone, orally or in writing, concerning the matter which is the subject of this Agreement beyond what is publicly filed, except he may (i) discuss this Agreement with his immediate family, (ii) permit his accountant to review this Agreement in connection with the filing of tax returns, (iii) permit attorney(s) of his choice to review this Agreement, and (iv) testify truthfully under oath pursuant to a subpoena or court order (in which event he will provide the Company with prompt notice of the subpoena or order in advance of providing such testimony unless prohibited by law.
10.Non-Disparagement. Executive agrees and covenants that he shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, products or services, any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future. The Company agrees to instruct its Executive Leadership Team not to make defamatory statements regarding Executive. This paragraph does not, in any way, restrict or impede Executive or the Company from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the Director of Human Resources at the Company.
11.Binding Nature of Agreement. This Agreement shall be binding on and inure to the benefit of Executive and Executive’s heirs, administrators, representatives, and executors. Executive’s obligations under this Agreement are personal and may not be assigned. The Company may assign its rights and obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.
12.Use of the Agreement as Evidence; Non-Admission. This Agreement may not be used as evidence in any proceeding of any kind, except a proceeding in which one of the parties or Releasee(s) alleges a breach of the terms of this Agreement or elects to use this Agreement as a defense to any claim. Executive expressly agrees that this Agreement is not and shall not in any way be deemed to constitute an admission or evidence of any breach of contract, wrongdoing or liability on the part of the Releasees, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.

13.Confidentiality; Intellectual Property.

a.	Acknowledgement
Executive understands and acknowledges that by virtue of his employment with the Company, he had access to and knowledge of Confidential Information (as defined below), was in a position of trust and confidence with the Company, and benefitted from the Company’s goodwill. Executive understands and acknowledges that the Company invested significant time and expense in developing the Confidential Information and goodwill.
Executive further understands and acknowledges that the restrictions below are necessary to protect the Company's legitimate business interests in its Confidential Information and goodwill. Executive further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if Executive violates the restrictions below.

b.	Confidential Information
Executive understands and acknowledges that during the course of his employment by the Company, he has had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Executive further understands and acknowledges that this Confidential Information and the Company's ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by

Executive might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.
For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, transactions, potential transactions, negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, systems, material, sources of material, supplier information, vendor information, financial information and records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, product plans, designs, styles, models, ideas, inventions, experimental processes and results, specifications, customer information, and customer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence. Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
Executive understands and agrees that Confidential Information developed by him in the course of his employment by the Company is subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive, provided that such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

c.	Disclosure and Use Restrictions
Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company without prior written consent from the Company’s Chief Executive Officer. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Executive shall promptly provide written notice of any such order to an authorized officer of the Company.
Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall continue indefinitely until such time as such Confidential Information has become public knowledge other than as a result of Executive's breach of this Agreement or breach by those acting in concert with Executive or on Executive's behalf.

d.	Intellectual Property:
Executive understands and agrees that any inventions, original works of authorship, findings, conclusions, data, developments, concepts, improvements, trade secrets, patents, copyrights and the like (collectively, “Inventions”), whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted, or otherwise protected, which Executive conceived, made, developed, acquired or reduced to practice, whether acting alone or with others and whether during or after usual working hours, and which are related to Company’s business or interests, or are used or usable by Company, or arose out of or in connection with the duties performed by Executive are “works for hire” and the sole and exclusive property of the Company. To the extent any such materials are not deemed a work for hire, Executive hereby assigns to the Company to the maximum extent permitted by law all rights, title and interest in and to such Inventions made by Executive during his employment with the Company. Inventions shall include, but not be limited to, any improvements, developments, discoveries, programs, designs, machinery, products, processes, information systems and software, as well as any other concepts, works and ideas, relating to any present or prospective activities or business of the Company. Executive agrees to make the Company aware of all such Inventions. Executive agrees that he will, with reasonable reimbursement for expenses but at no other expense to the Company, at any time as requested by the Company, sign or deliver all lawful papers and cooperate in such other lawful acts reasonably necessary to allow the Company to secure, perfect and enforce such rights and title to the Inventions. This paragraph does not apply to any invention for which Executive affirmatively proves that (a) no equipment, supplies, facility, or confidential or trade secret information of the Company was used, (b) which was developed entirely on Executive’s own time, and (c) did not result, either directly or indirectly, from any work performed by Executive for the Company or at the request of Company as an Executive for the Company.

e.	Acknowledgement.
Executive agrees and acknowledges that each restrictions in this section 13 is reasonable as to the scope and terms and that the same protects the legitimate interests of the Company, imposes no undue hardship on Executive, and is not injurious to the public.

14.Consequences of Breach. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement or the surviving provisions of the Employment Agreement, Executive hereby consents and agrees that the Company shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief. Should Executive fail to abide by any of the terms of this Agreement or post-termination obligations contained herein or in the Employment Agreement, the Company may, in addition to any other remedies it may have, (i) reclaim any amounts paid to Executive under the provisions of this Agreement, (ii) terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided herein, and (iii) recover attorneys’ fees and expenses incurred in any action or proceeding in which the Company seeks to enforce its rights under this Agreement.

15.Entire Agreement; Modification. This Agreement is the entire agreement between the Company and Executive and all previous agreements or promises between them are superseded and void except for those provisions of the Employment Agreement and Amendment that by their nature survive termination. This Agreement may be modified only by a written agreement signed by Executive and an officer of the Company.
16.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
17.Governing Law; Interpretation. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either Executive or the Company. The law of the State of New York will govern any dispute about this Agreement and any disputes regarding this Agreement shall be resolved in a court of competent jurisdiction in New York County, New York. If for any reason any part of this

Agreement shall be determined to be unenforceable, the remaining terms and conditions shall be enforced to the fullest extent possible.
18.No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.
19.Severability. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions, and provisions of this Agreement shall not be affected and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. The parties further agree that a court is expressly authorized to modify any unenforceable provision of this Agreement by making such modifications as it deems warranted to carry out the intent and agreement of the parties hereto, which is to enforce the Agreement to the maximum extent permitted by law.
20.Waiver Of Jury Trial. Executive hereby irrevocably agrees to waive his right to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between the parties relating to this Agreement and the relationships thereby established. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including employment law claims, contract claims, tort claims, breach of duty claims, and all other statutory and common law claims. This waiver shall apply to any subsequent amendments, supplements or modifications of this Agreement.
21.Captions. Captions are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement
22.Counterparts. This Agreement may be executed by email or facsimile and in one or more counterparts, all of which taken together shall be deemed one original.
23.Acknowledgment of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS AND TO COMPLY WITH THE TERMS OF THIS AGREEMENT AND ALL APPLICABLE TERMS OF THE EMPLOYMENT AGREEMENT INCLUDING BUT NOT LIMITED TO THE RESTRICTIVE COVENANTS THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date last written below.

BOVIE MEDICAL CORPORATION

By: Charles D. Goodwin II	November 12, 2018
Title: CEO	DATE

/s/ JAY EWERS	Date:	November 9, 2018
JAY D. EWERS

STATE OF FLORIDA	)
: SS :
COUNTY OF PINELLAS	)

On the 9th day of November, 2018 before me personally appeared Jay D. Ewers personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and that by his signature on the instrument, the individual executed the instrument and that such individual made such appearance before the undersigned.

NOTARY PUBLIC

ADDENDUM A

REAFFIRMATION OF AGREEMENT AND GENERAL RELEASE

This Reaffirmation of Agreement and General Release (the “Reaffirmation”) is hereby entered into by and between Bovie Medical Corporation (the “Company”) and Jay D. Ewers (“Executive”).

IT IS AGREED THAT:

    1.    In exchange for due and valid consideration, including but not limited to, the rights and obligations agreed to by the Company and Executive in the annexed Separation Agreement and General Release executed by Executive on ____________________ (the “Agreement”), the terms of which are hereby incorporated herein by reference, and the Separation Benefits, to which Executive is not otherwise entitled as set forth in the Agreement, Executive hereby (i) reaffirms his understanding and agreement to the commitments set forth in the Agreement as of the date of his signature on the Agreement and (ii) reaffirms his understanding and agreement to the commitments set forth in the Agreement as of the date hereof, including but not limited to the (a) Release and Waiver of Claims contained in section 3 of the Agreement, and (b) the Restrictive Covenants contained in section 13 of Executive’s Employment Agreement.

2.     Executive hereby confirms and agrees that he has received and will receive adequate consideration in exchange for the commitments set forth in the Agreement and in this Reaffirmation.

3.     Executive hereby agrees and acknowledges that he has been fully paid for all of the services that he has provided to the Company and its subsidiaries and affiliated entities, including but not limited to, all salary, wages, wage supplements, vacation, sick pay and/or severance due to him for any reason through the Separation Date except for the Separation Benefit as provided for in the Agreement.

4.     Unless requested by the Company or required by law, Executive agrees not to disclose any confidential or proprietary information of any of the Releasees (as defined in the Agreement) to any person or entity, for any reason, at any time. Executive further agrees not to use any confidential or proprietary information of Releasees for any purpose, whether on his own behalf, or on behalf of another.

5.     Executive understands that in the event that he does not execute this Reaffirmation, or if he revokes it within seven (7) days of execution by sending a written notice of revocation to the Director of Human Resources at 5115 Ulmerton Road, Clearwater, Florida 33760-4004, the Company’s obligation to provide the benefits described in the Agreement and this Reaffirmation shall be null and void. However, Executive’s failure to execute this Reaffirmation, or Executive’s revocation thereof, shall not affect Executive’s obligations under the Agreement, which shall remain in full force and effect, including but not limited to the Release and Waiver of Claims contained in paragraph 3 of the Agreement.

BY SIGNING BELOW, EXECUTIVE HEREBY RATIFIES AND REAFFIRMS THE COMMITMENTS SET FORTH IN THE AGREEMENT AND IN THIS REAFFIRMATION AS OF THE DATE HEREOF. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS REAFFIRMATION. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD 21 DAYS TO CONSIDER THE AGREEMENT AND REAFFIRMATION AND AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE. EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT, AMONG OTHER THINGS, TO RELEASE RELEASEES FROM ANY AND ALL CLAIMS.

/s/ Jay D. Ewers	Dated:
JAY D. EWERS

STATE OF FLORIDA	)
: SS :
COUNTY OF PINELLAS	)

On the 14th day of February, 2019 before me personally appeared Jay D. Ewers personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and that by his signature on the instrument, the individual executed the instrument and that such individual made such appearance before the undersigned.

NOTARY PUBLIC